Journey Unlimited Omni Brand Corporation
Audit Committee of the Board of Directors
Charter

MANDATE

The audit committee will assist the board of directors in fulfilling its financial oversight responsibilities. The audit committee will review the financial reporting process, the system of internal control and the audit process. In performing its duties, the committee will maintain effective working relationships with the board of directors, management, and the external auditors. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the company's business, operations and risks.

COMPOSITION

The board of directors will appoint from among their membership an audit committee after each annual shareholder's meeting. The audit committee will consist of a minimum of three members of the board of directors.

Independence

A majority of the members of the audit committee shall not be officers, employees or control persons of the Company.

Expertise of Committee Members

Each member of the audit committee shall be financially literate or shall become financially literate within a reasonable period of time after his or her appointment to the committee. At least one member of the committee shall have accounting or related financial management expertise. The Board of Directors shall interpret the qualifications of financial literacy and financial management expertise in its business judgment and shall determine whether a director meets these qualifications.

MEETINGS

The audit committee shall meet in accordance with a schedule established each year by the Board of Directors, and at other times that the audit committee may determine. The audit committee shall meet at least annually with the Company's Chief Financial Officer and external auditors in separate executive sessions.

ROLES AND RESPONSIBILITIES

The audit committee will fulfill the following roles and discharge the following responsibilities:

External Audit

The audit committee shall be directly responsible for overseeing the work of the external auditors in preparing or issuing the auditor's report, including the resolution of disagreements between management and the external auditors regarding financial reporting. In carrying out this duty, the audit committee shall:

- Review the external auditors' proposed audit scope and approach;
- Review the performance of the external auditors and recommend to the board of directors the appointment or discharge of the external auditors;
- Review and recommend the compensation to be paid to the external auditors; and
- Review and confirm the independence of the external auditors by reviewing the non-audit services provided and the external auditors' assertion of their independence in accordance with professional standards.

Internal Control

The audit committee shall ensure that adequate controls are in place over annual and interim financial reporting. In carrying out this duty, the audit committee shall:

- Evaluate the adequacy and effectiveness of management's system of internal controls over the accounting and financial reporting system within the Company; and
- Ensure that the external auditors keep the audit committee informed about fraud, illegal acts and deficiencies in internal controls.

Financial Reporting

The audit committee shall review the financial statements and financial information prior to its release to the public. In carrying out this duty, the audit committee shall:

General

- Review significant accounting and financial reporting issues, including complex or unusual transactions; and
- Review and ensure that the accounting principles selected by management in preparing financial statements are appropriate.

Annual Financial Statements

- Review the annual financial statements and provide a recommendation to the board of directors with respect to the approval of the financial statements;
- Meet with management and the external auditors to review the financial statements and the results of the audit, including any difficulties encountered; and
- Review the Management Discussion & Analysis for the annual reporting period prior to its release to the public.

Interim Financial Statements

- Review and approve the interim financial statements prior to their release to the public; and
- Review the Management Discussion & Analysis for the interim reporting period prior to its release to the public.

Release of Financial Information

- Review and approve all public disclosure, including news releases containing financial information, prior to its release to the public.

Non-Audit Services

All non-audit services, being services other than services rendered for the audit and review of the financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements, provided by the external auditors to the Company or any subsidiary of the Company shall be subject to the prior approval of the audit committee.

Delegation of Authority

- The audit committee may delegate to one or more independent members of the audit committee the authority to approve non-audit services, provided any non-audit services approved in this manner must be presented to the audit committee at its next scheduled meeting.

De-Minimis Non-Audit Services

- The audit committee may satisfy the requirement for the pre-approval of non-audit services if:
  - the aggregate amount of all non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the Company and its subsidiaries to the external auditor during the fiscal year in which the services are provided;
  - the Company or the subsidiary, as the case may be, did not recognize the services as non-audit services at the time of the engagement; and
  - the services are brought to the attention of the audit committee and approved, prior to the completion of the audit, by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated.

Pre-Approval Policies and Procedures

- The audit committee may also satisfy the requirement for the pre-approval of non-audit services by adopting specific policies and procedures for the engagement of non-audit services, if:
  - the pre-approval policies and procedures are detailed as to the particular service;
  - the audit committee is informed of each non-audit service; and
  - the procedures do not include delegation of the audit committee's responsibilities to management.

Other Responsibilities

The audit committee shall:

- Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters;

- Establish procedures for the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters;
- Ensure that significant findings and recommendations made by management and external auditor are received and discussed on a timely basis;
- Review the policies and procedures in effect for considering officers' expenses and perquisites;
- Perform other oversight functions as requested by the full board; and
- Review and update this charter and receive approval of changes to this charter from the board.

Reporting Responsibilities

The audit committee shall regularly update the board of directors about committee activities and make appropriate recommendations.

RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

The audit committee shall have the resources and the authority appropriate to discharge its responsibilities, including the authority to engage, at the expense of the company, outside auditors, legal counsel, and other experts or consultants.